Exhibit 99.1

For Further Information Contact: Bioject Medical Technologies Inc.
Ralph Makar President and CEO 503-692-8001 ext. 4137	Chris Farrell Vice President of Finance 503-692-8001 ext. 4132

BIOJECT REPORTS SECOND QUARTER 2010 FINANCIAL RESULTS

PORTLAND, OR, August 4, 2010 - Bioject Medical Technologies Inc. (OTCBB: BJCT), a leading developer of needle-free drug delivery systems, today reported financial results for the second quarter ended June 30, 2010.

Bioject reported revenues of $1.2 million for the quarter ended June 30, 2010, compared to revenues of $1.7 million in the comparable 2009 period. Product sales were $1.0 million in the 2010 period, compared to $1.6 million in the comparable 2009 period. License and technology fees were $117,000 for the quarter ended June 30, 2010 compared to $124,000 in the comparable 2009 period. The Company reported an operating loss of $593,000 in the second quarter of 2010 compared to an operating loss of $108,000 in the second quarter of 2009. Included in the current quarter operating loss is $335,000 of non-cash charges comprised of non-cash compensation expense related to the fair value of stock-based awards and stock funding of $197,000, compared to $121,000 in the comparable year ago period, and depreciation and amortization of $138,000 in the current quarter, versus $187,000 in the prior year-ago period. Net loss allocable to common shareholders for the second quarter of 2010 was $580,000 compared to $313,000 in the comparable 2009 period. Cash at June 30, 2010 totaled $0.5 million.

Basic and diluted net loss per share allocable to common shareholders for the quarter ended June 30, 2010 was $0.03 per share on 17.8 million weighted average shares outstanding compared to a net loss of $0.02 per share on 17.0 million weighted average shares outstanding for the same period of 2009.

For the six months ended June 30, 2010, Bioject reported revenues of $2.3 million compared to revenues of $3.7 million in the comparable period of 2009. The six month 2010 operating loss was $1.1 million compared to $0.3 million in the comparable period of 2009. Net loss allocable to common shareholders was $1.1 million, or $0.06 per share, in the six-month period ended June 30, 2010 compared to $0.6 million, or $0.03 per share, in the comparable period of 2009.

“The challenges of lower revenue for the second quarter and increased spending on future opportunities influenced our operating results for the quarter ended June 30, 2010, over the same period last year,” said Ralph Makar, Bioject’s President and CEO. Mr. Makar added, “During the second quarter of 2010, we significantly increased investment on pursuing new business opportunities. Even with these efforts, our cash position at the end of the second quarter of 2010 was comparable to our cash position at the end of the first quarter of 2010. We believe that the investments made and the active plan we have been working on will yield improved results during the latter half of the year. As we strategically focus on future opportunities, we are also pursuing potential sources of additional capital either through the closure of new contracts or from other sources,” commented Mr. Makar.

The Company will conduct a conference call to review results for the second quarter ended June 30, 2010 on Thursday, August 5, 2010 at 10:00 a.m. Eastern Daylight Time. Live audio of the conference call will be available to investors, members of the news media and the general public. To participate in the call via telephone, please dial 1-877-407-8037.

Bioject Medical Technologies Inc., based in Portland, Oregon, is an innovative developer and manufacturer of needle-free injection therapy systems (NFITS). NFITS provide an empowering technology and work by forcing medication at high speed through a tiny orifice held against the skin. This creates a fine stream of high-pressure fluid penetrating the skin and depositing medication in the tissue beneath. The Company is focused on developing mutually beneficial agreements with leading pharmaceutical, biotechnology, and veterinary companies.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Bioject’s expectations with respect to new commercial agreements, revenues, sales, new financing, and other opportunities. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, without limitation, the risk that the Company’s investment and strategic plan will not yield improved results, the risk that the Company will be unable to successfully develop and negotiate new strategic relationships, the risk that the Company’s product may not be accepted by the market, the risk that the Company may not receive anticipated orders in the time expected or at all, the risk that customers may change or cancel orders, the risk that additional capital may not be available on acceptable terms, if at all, and the risk that the Company may be unable to comply with the extensive government regulations applicable to Bioject’s business. Readers of this press release are referred to the Company’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K and Forms 10-Q for further discussions of factors that could affect the Company’s business and its future results. Forward-looking statements are based on the estimates and opinions of management on the date the statements are made. The Company assumes no obligation to update forward-looking statements if conditions or management’s estimates or opinions should change.

For more information about Bioject, visit www.bioject.com

[Tables follow]

Bioject Medical Technologies Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenue:
Net sales of products	$1,040	$1,551	$2,132	$3,409
License and technology fees	117	124	213	252

	1,157	1,675	2,345	3,661
Operating expenses:
Manufacturing	808	978	1,617	2,121
Research and development	373	335	746	772
Selling, general and administrative	569	470	1,083	1,051

Total operating expenses	1,750	1,783	3,446	3,944

Operating loss	(593)	(108)	(1,101)	(283)

Interest income	1	3	3	6
Interest expense	(3)	(51)	(33)	(102)
Change in fair value of derivative liabilities	39	(145)	32	(146)

Net Loss	(556)	(301)	(1,099)	(525)
Preferred stock dividend	(24)	(12)	(49)	(25)

Net loss allocable to common shareholders	$(580)	$(313)	$(1,148)	$(550)

Basic and diluted net loss per common share	$(0.03)	$(0.02)	$(0.06)	$(0.03)

Shares used in per share calculations	17,823,950	16,992,461	17,776,792	16,802,963

Bioject Medical Technologies Inc.

Condensed Consolidated Balance Sheet Data (Unaudited)

(In thousands)

	June 30, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$451	$1,146
Accounts receivable	504	899
Inventories	876	868
Other	64	21

	1,895	2,934

Property and equipment, net	829	1,070
Other assets, net	1,269	1,252

Total assets	$3,993	$5,256

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term notes payable	$—	$125
Accounts payable and accrued liabilities	1,565	1,805
Derivative liabilities	1	32
Deferred revenue	254	276

	1,820	2,238
Long term liabilities:
Deferred revenue	1,224	1,222
Other long-term liabilities	349	348

Shareholders’ equity:
Preferred stock	9,331	9,282
Common stock	114,606	114,355
Accumulated deficit	(123,337)	(122,189)

	600	1,448

Total liabilities and shareholders’ equity	$3,993	$5,256

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